Exhibit 10.3

AGREEMENT

(Charles E. Cobb, Jr.)

This AGREEMENT (the “Agreement”) is dated as of December 13, 2006, by and between WCI Communities, Inc. (the “Company”) and Charles E. Cobb, Jr. (the “Director”).

WHEREAS, the Director currently serves as a non-employee director on the Board of Directors of the Company (the “Board”); and

WHEREAS, the Board has elected the Director as the Vice Chairman of the Board on December 13, 2006, and currently intends to elect the Director as Chairman of the Board at the time of the 2007 shareholders meeting if he is then serving as a director; and

WHEREAS, the Director is willing to serve in such capacities for the compensation and upon the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Election as Vice Chairman and Chairman.

a. On December 13, 2006, the Board elected the Director to serve as Vice Chairman of the Board of Directors.

b. Provided that the Director remains on the Board immediately following the Company’s 2007 annual shareholders meeting, the Board intends to elect the Director to serve as the non-executive Chairman of the Board on that date.

2. Compensation.

a. Regular Board Compensation. Throughout his term on the Board, the Director will continue to receive the compensation to which he is entitled as a non-employee director of the Company pursuant to the Director Compensation Strategy Statement and the compensation program for non-employee directors that was adopted by the Board in October 2005, as the same has been and may hereafter be amended from time to time (the “WCI Director Compensation Program”) including, without limitation, the annual Board retainer, annual Committee Chair retainer, annual equity awards, and Board and Committee meeting fees, subject in each case to the applicable attendance requirements.

b. Special Compensation. Upon the recommendation of the Executive Compensation Committee and the Nominating/Corporate Governance Committee of the Board, the Board approved on December 13, 2006, the following special compensation to be paid to the Director for his service as Vice Chairman and, later, Chairman of the Board, which shall be in addition to his regular compensation as a non-employee director as referenced above.

(i) Stock Options. On December 13, 2006, the Company shall grant to the Director, under the Amended and Restated WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan (the “Plan”), non-qualified stock options to purchase 80,000 shares of common stock of the Company (“Common Stock”) at an exercise price per share that is equal to the closing price of the Common Stock on the grant date (the “Options”). The Options will have a term of forty-two (42) months, expiring on June 13, 2010, and shall be subject to the terms and conditions set forth in an option agreement in the form attached hereto as Exhibit A (the “Option Agreement”). The Options will vest as to 50% (40,000) of the shares on the first anniversary of the grant date and 50% (40,000) of the shares on the second anniversary of the grant date, except that any unvested options will vest in full (A) upon a Change in Control of the Company, as defined in the Plan, (B) on the date of the Company’s annual meeting of shareholders in 2007, if the Director is not re-elected to the Board at that meeting, (C) on the date of the Board meeting held on the date of the Company’s annual meeting of shareholders in 2007, if the Company does not elect the Director to the position of Chairman on or before that date, (D) on the date of the Company’s annual meeting of shareholders in 2008, if the Director is not re-elected to the Board at that meeting, or (E) on the date, if any, that the Company removes the Director without cause (as defined in the Option Agreement) from the position of Vice Chairman (other than the transition from Vice Chairman to Chairman) or, once elected, from the position of Chairman. In any such case of normal or early vesting, the Options shall remain exercisable for their full remaining term. If the Director resigns as Vice Chairman or Chairman, is physically unable to perform the duties of Vice Chairman or Chairman, or is removed from either of such positions for cause (as defined in the Option Agreement), the unvested portion of the Options shall terminate and be forfeited to the Company on the date that the Director ceases to serve in the capacity as Vice Chairman or Chairman, as the case may be.

(ii) Incremental Chairmanship Fee. For such time, if any, as the Director continues to serve as Chairman after December 15, 2008, then, in addition to other retainers and fees payable to him under the WCI Director Compensation Program, the Company shall pay to the Director an incremental fee in the amount of $200,000 per year, which shall be paid quarterly in advance, beginning on January 1, 2009 (the “Incremental Chairmanship Fee”). The Director may elect to receive the Incremental Chairmanship Fee in the form of cash, Common Stock or equity-based awards. If the Director elects to receive some or all of the Incremental Chairmanship Fee in the form of Common Stock or equity-based awards, such shares or equity-based awards shall be granted under the Plan and shall be subject to all of the terms and conditions of the Plan.

3. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

b. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

c. Assignment. This Agreement, and the Director’s rights hereunder, shall not be assignable or delegable by the Director. Any purported assignment or delegation by the Director in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

d. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Attention: Vivien N. Hastings, General Counsel; Facsimile: (239) 498-8277

If to the Director:

Mr. Charles E. Cobb, Jr.

8 Tahiti Beach Island

Coral Gables, Florida 33143

or such other address as the Director shall advise the Company in writing.

e. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WCI COMMUNITIES, INC.

By:
Don E. Ackerman
Chairman of the Board

DIRECTOR

Charles E. Cobb, Jr.

Exhibit A

WCI COMMUNITIES, INC.

STOCK OPTION AGREEMENT

Amended and Restated WCI Communities, Inc.

1998 Non-Employee Director

Stock Incentive Plan

This Stock Option Agreement is entered into as of the 13th day of December, 2006 (the “Option Date”) by and between WCI Communities, Inc., a Delaware corporation (the "Company") and Charles E. Cobb, Jr. (the "Participant").

RECITALS

In consideration of the services performed and to be performed by Participant, the Company has determined that it is in the best interests of the Company to grant Participant options to purchase common stock of the Company (the "Shares") pursuant to the Amended and Restated WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan (the "Plan"), which was previously approved by the Company's shareholders. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company's Human Resources Department.

TERMS AND CONDITIONS OF OPTION

1. Grant of Option. The Company hereby grants to Participant the right and option (the "Option") to purchase all or any part of an aggregate of eighty thousand (80,000) Shares (the "Option Shares") on the terms and conditions set forth herein. The Option is not an incentive stock option pursuant to §422 of the Internal Revenue Code.

2. Purchase Price. The purchase price for Option Shares shall be $17.68 per Share.

3. Term of Option. The term of the Option shall be for a period commencing on the Option Date and ending forty-two (42) months after the Option

Date, June 13, 2010, subject to the earlier termination as provided in Sections 4, 7 and 8. The Option may be exercised within the foregoing limitations at any time or from time to time after the Option vests as provided in Section 4 to and including June 13, 2010.

4. Vesting of Option. The Option shall vest and become exercisable in the following amounts on the following dates, provided that Participant is serving as a director of the Company on such vesting date:

Vested Amount	Vesting Date
40,000 Shares	December 13, 2007
40,000 Shares	December 13, 2008

Notwithstanding the foregoing, the Option shall vest in full: (A) upon a Change in Control of the Company, as defined in the Plan, (B) on the date of the Company’s annual meeting of shareholders in 2007, if Participant is not re-elected to the Board at that meeting, (C) on the date of the Board meeting held on the date of the Company’s annual meeting of shareholders in 2007, if the Company does not elect Participant to the position of Chairman of the Board on or before that date, (D) on the date of the Company’s annual meeting of shareholders in 2008, if Participant is not re-elected to the Board at that meeting, or (E) on the date, if any, that the Company removes Participant without cause from the position of Vice Chairman of the Board (other than the transition from Vice Chairman to Chairman) or, once elected, from the position of Chairman. In any such case of normal or early vesting, the Option shall remain exercisable through June 13, 2010.

5. Method of Exercise. The Option shall be exercised by written notice directed to the Legal Department (Attention: Corporate Secretary), at the Company's principal place of business specifying the number of Option Shares to be purchased. Upon receipt of payment as provided in Section 6, the Company shall deliver certificates or evidence of electronic delivery evidencing the Option Shares purchased by Participant.

6. Payment of Purchase Price. Payment of the Option Price shall be made (i) in cash, (ii) in Shares (iii) in a combination thereof or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Option Shares being purchased, in each case, in accordance with the terms of the Plan, the Stock Option Agreement and of any applicable guidelines of the Committee in effect at the time. Participant may elect to defer all or a portion of his Director's Meeting Fees as provided therefor in an annual deferral notice, to be used to pay for vested Options.

7. Nontransferability. The Option shall be transferable only by will or the laws of descent and distribution and shall be exercised during Participant's life only by Participant or a legal representative appointed for or by Participant. Except as permitted by the preceding sentence, the Option or any rights or privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option, or any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, or any right or privilege conferred thereby, such Option and such rights or privileges, shall immediately become null and void.

8. Termination of Option. If Participant (i) resigns as Vice Chairman of the Board or Chairman of the Board, (ii) becomes physically unable to perform the duties of Vice Chairman or Chairman, as determined by the Board acting in good faith, or (iii) is removed for cause (as defined below) from his position as Vice Chairman or Chairman, the unvested portion of the Option shall terminate and be forfeited to the Company on the date that Participant ceases to serve in the capacity as Vice Chairman or Chairman, as the case may be. In the event that Participant dies while a director of the Company, any vested Option Shares not previously exercised may be exercised by Participant's personal representative during the twelve (12) months after the date of Participant's death. Any Option Shares not exercised prior to or within twelve (12) months after Participant's death shall terminate. For the purposes of this Stock Option Agreement, any of the following shall constitute cause for removal as Vice Chairman or Chairman:

(i) Participant's willful and continued failure to perform his duties as Vice Chairman or Chairman, as the case may be, which continues beyond 10 days after a written demand for substantial performance is delivered to Participant by the Board;

(ii) Misconduct by Participant involving dishonesty or breach of a fiduciary duty in connection with Participant's service as a director;

(iii) Misconduct by Participant which would be a reasonable basis for an indictment of Participant for a felony or a misdemeanor involving moral turpitude; or

(iv) Misconduct by Participant which results in a demonstrable injury to the Company.

9. Confidential Information.

(a) Participant will not disclose or use at any time any Confidential Information (as defined below) of which Participant is or becomes aware, whether or not such information is developed by Participant, except to the extent that such disclosure or use is directly related to and required by Participant’s performance of duties as a director of the Company. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to (i) products or services, (ii) fees, costs, pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer and client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Participant proposes to disclose such information. If Participant is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.

(b) Notwithstanding subsection 9(a) above, if at any time a court holds that the restrictions stated in such subsection 9(a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Participant’s services are unique and because Participant has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions hereof (without the posting of bond or other security).

10. Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Company shall adjust proportionately the number of Option Shares covered by the Option and the purchase price for the Option Shares and make such other revisions to the Option as the Company deems to be equitably required.

11. Change in Control. In the event of a Change in Control, the Company may, in its absolute discretion and without liability to any person, take such actions as it deems necessary or desirable including, without limitation, (a) acceleration of the exercisability of the Option; (b) payment of a cash amount in exchange for the cancellation of Option; and (c) requiring of the issuance of substitute benefits that will substantially preserve the value, rights and benefits of any affected Option; provided, however, that any Option shall remain exercisable after such Change in Control, shall be exercisable only for the kind and amount of securities and other property, or the cash equivalent thereof (as determined by the Company in good faith) receivable as a result of such event by the holder of a number of Option Shares for which such Option could have been exercised immediately prior to such event.

12. Amendment and Termination. This Stock Option Agreement may be modified by the Company in any manner which is consistent with the Plan, provided that no such amendment shall modify this Agreement in any manner adverse to Participant without Participant's written consent.

13. Limitations and Conditions.

(a) Nothing contained herein shall confer upon Participant any right to continue in his position as a director of the Company or in any other position with the Company or any subsidiary, or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved, to terminate Participant from his position as a director of the Company at any time for any reason whatsoever, with or without cause.

(b) Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares as to which the Option is granted hereunder unless and until such Option Shares have been issued by the Company to Participant, and registered as such on the books of the Company.

(c) The Company shall have the power to interpret the Plan and this Stock Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Company shall be binding and conclusive on Participant and Participant's legal representatives. The Company may appoint a committee and delegate to such committee all powers and duties of the Company under the Plan and this Stock Option Agreement.

(d) Any notice to be given under the terms of this Stock Option Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary (Legal Department), and any notice to be given to Participant shall be addressed to him at his address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or telecopy.

(e) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Stock Option Agreement.

(f) The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(g) The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this Stock Option Agreement.

(signatures on following page)

IN WITNESS WHEREOF, the Company has executed this Stock Option Agreement and Participant has accepted this Stock Option Agreement, including all of the terms and conditions hereof, which constitute a contract between the Company and Participant, as of the day and year first above written.

WCI COMMUNITIES, INC.

By:
Paul D. Appolonia
Senior Vice President

Charles E. Cobb, Jr.